EXHIBIT 99.1

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CORPORATE  PARTICIPANTS
Kathy Powers Modine Manufacturing  Company - VP, Treasurer,  IR
Tom Burke Modine Manufacturing Company - President,  CEO
Mick Lucareli Modine Manufacturing Company - VP Finance, CFO

CONFERENCE  CALL  PARTICIPANTS
Mike Shlisky JPMorgan - Analyst
David Leiker Robert W. Baird - Analyst
Adam Brooks Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2013 Modine Manufacturing  Company earnings conference call. My name is Robin and I will be your coordinator for today. At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions)  As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to Ms. Kathy Powers, Vice President, Treasurer and Investor Relations. Please proceed.

Kathy Powers - Modine Manufacturing Company - VP, Treasurer,  IR

Thank you for joining us today for Modine's first-quarter fiscal 2013 earnings call. With me today are Modine's President and CEO, Tom  Burke, and Mick Lucareli, our Vice President, Finance, and Chief Financial Officer.

We will be using slides with today's presentation. Those links are available through both the webcast link as well as a PDF file posted on the Investor Relations section of our Company website, Modine.com. Also, should you need to exit the call prior to its conclusion, a replay will be available through our website beginning approximately two hours after the call concludes.

On slide 2 is an outline for today's call. Tom and Mick will provide comments on our first-quarter results and review our fiscal 2013 guidance. At the end of the call, there will be a question-and-answer session.

On slide 3 is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking  statements as outlined in today's earnings release as well as in our Company's filings with the Securities and Exchange Commission.

With that, it is my pleasure to turn the call over to Tom Burke.

Tom Burke - Modine Manufacturing Company - President,  CEO

Thank you, Kathy, and good morning,  everyone. As expected we continued to see weakening in our served markets during the quarter, resulting in a 16% decrease in sales volume  as compared to the prior year.

Adjusting for the impact of a stronger US dollar and a negative impact on currency translation, normalized  sales volumes were down 10.5% year-over-year. The sales drop includes the planned wind-down of automotive programs in Europe, North America, and Asia and the impact of volume declines in the commercial vehicle markets in Europe and South America and in the construction equipment market in Asia.

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We reported operating income of $3.9 million and a $0.03 loss per share. Our earnings during the quarter include $4.5 million in restructuring charges against our European segment, which equates to approximately $0.10 per share. As previously announced, we have embarked upon a restructuring program in Europe with a clear goal of reaching a target return on average capital employed of 15% by the end of our fiscal 2014.

During the quarter, we took charges related to headcount reductions in our European regional headquarters. We're in the process of finalizing options for our manufacturing operations and administrative facilities in Europe and will provide updates on decisions as appropriate. Our European team is highly focused on executing the plan and providing the required results effectively and on time.

Before reviewing the segments, I would like to highlight some important management changes we announced during the quarter. Holger Schwab has joined Modine as our Regional Vice President of Europe. Holger is responsible for leading Modine Europe's restructuring program and will manage the multiple high-value launches that are an important component of our growth strategy. Holger has a strong track record as an executive at a major global automotive supplier.

Scott Bowser, previously our regional Vice President of Americas, is heading over to Shanghai to take responsibility for the Asia region. Scott is a proven leader who guided the rationalization of the manufacturing footprint in North America and previously served as the Managing Director of Modine Brazil. He has built strong relationships with our global customers and is the right person to lead this important region to profitable growth.

Scott Wollenberg, our Vice President and Chief Technology Officer, has assumed the responsibility for the North America region after effectively leading our global product organization for the past four years. Scott will retain his position as Chief Technology Officer.

Ralf Beck, a proven  senior leader at Modine and previously the managing director of sales and engineering in Europe, has been promoted to Vice President, Research and Engineering, on a global basis.

I am excited about these changes and about the full alignment of our leadership team. We have worked hard over the past several years to rebuild this Company and are well positioned to bring solutions for our customers and grow our business profitably.

Mick will provide a full financial overview in a few minutes, but first I would like to comment briefly on our segment results. Turning to page 6, the North America segment had another solid quarter, with higher operating income on slightly lower sales. As mentioned during our last call, we have seen some slowing in the commercial vehicle market and have lowered our outlook in the heavy-duty truck segment. The domestic construction market has continued to be stable, but current drought conditions have added uncertainty to the outlook for the agricultural equipment market.

Sales in our European segment were also lower than prior year, down 16% excluding currency. This decrease was primarily due to the continued wind-down of the automotive module business, but was also impacted by weaker end-market demand in light of the economic uncertainty in the region. This uncertainty and weak market demand have caused delays in the launch of certain commercial vehicle programs and slower than expected ramp rates in the programs that were launched earlier in the calendar year.

Moving to South America, sales continue to be impacted by lower commercial vehicle demand and weak Brazilian market conditions. Excluding foreign currency translation, sales decreased 20% from the prior year.

We have seen reduced production levels as manufacturers attempt to reduce inventory levels. As reported last quarter, we believe it will be late 2012 before we see a recovery in these markets.

Now moving to Asia on page 7. We continued  to see lower excavator sales during the quarter as compared  to the prior year. Forecasts indicate demand from our off-highway customers could be approximately  25% to 30% lower than last fiscal year. This weakened demand, along with the phaseout of nonstrategic vehicular HVAC business, led to a 26% reduction in sales versus the prior year.

Progress is continuing on the transformation of our Shanghai plant from a module assembly operation to an engine products manufacturing facility, which we anticipate will be completed by the end of the fiscal year. Our quote activity in this region has been strong, and we are expecting that slowdown in the off-highway market in China will reverse course later in the year.

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In our Commercial Products segment we saw lower sales of our data center cooling products in the UK, as data center operators have stalled construction projects due to the recession and in a run-up to the London  Olympic  Games. This is consistent  with our expectations for the quarter. In North America, our heating and cooling sales were essentially flat from the prior year.

I am very pleased to announce that we have completed the acquisition of Geofinity Manufacturing during the quarter, adding important products to our commercial  HVAC portfolio. Geothermal or ground source heat pumps are a very efficient method of heating and cooling buildings, significantly  reducing energy use and carbon emissions.

This product line has tremendous growth opportunity and fits well into our portfolio. We currently sell heat pumps into the school market, but this acquisition will allow us to expand into the residential market and broaden our commercial market coverage.

With that, I would like to turn it over to Mick for a full overview of our financial performance and guidance.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Thanks, Tom, and good morning, everyone. Please turn to slide 8 and I will walk through the income statement.

As Tom mentioned, this was a very challenging quarter. We experienced weaker customer demand in our end-markets; the wind-down of automotive programs in Europe, North America, and Asia; and the impact of a stronger US dollar  on our foreign sales.

So first-quarter sales decreased $68 million or 16%. Excluding the foreign currency impact, which was $22 million, sales decreased $46 million or 11%.

All four of our vehicular segments experienced flat to down revenue, and revenue in our Commercial Products segment was down 12%. We were able to reduce the volume impact somewhat by limiting the downside gross profit conversion to 27%. Despite the manufacturing cost control, gross margins declined due to the significant drop in volume.

Given the current economic environment, we remain focused on SG&A, which decreased by $6 million or 13%. And please note that the income tax rate was extremely high in the quarter and was driven by our global mix of earnings.

I also want to point out that we recorded $4.5 million in restructuring charges relating to headcount reductions at our European headquarters. This negatively impacted EPS by approximately $0.10.

Now turning to slide 9, we have a summary of the European restructuring  costs for the quarter. As you know and as Tom mentioned, we are in the process of shifting our European focus away from high-volume automotive module programs and towards a better balance of heavy-duty programs, especially commercial vehicle.

During the quarter, our restructuring actions were primarily related to salaried headcount reductions in our Bonlanden, Germany, headquarters. These costs totaled $4.5 million as previously mentioned and negatively impacted EPS by approximately $0.10. These actions will result in an annual SG&A savings as we move forward, and we will continue to provide updates on our progress in upcoming quarters.

Moving on to slide 10, operating cash flow increased in the quarter, improving by $19 million year-over-year. This was driven by our lower investment in working capital and the delay of certain employee benefit contributions.

Free cash flow improved by $18 million, while capital spending of $12 million was consistent with the prior year. We remain comfortable with the balance sheet with a net debt-to-capital ratio of 31% and $43 million of cash on hand.

Moving on to slide 11, let's take a closer look at our North America segment,  where sales were down 2% due to several factors.  First, sales as a whole were down $3 million, consisting of a $9 million increase in commercial vehicle and off-highway sales. That was offset by a $10 million decrease in auto and military sales as certain programs  are winding down. There was also a decrease in sales that was impacted by $2 million from a drop in tooling sales.

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Gross margin improvement reflects better plant performance and lower material costs, which continued from last quarter. And given the higher gross margin and lower SG&A, operating income improved by $3 million or 28%.

Our calendar 2012 market outlook is for growth in all targeted markets. However, the level of growth in the Class 8 market was lowered from the 17% growth assumption provided in our last earnings call.

Moving on to slide 12, we have our European segment, where first-quarter sales were down 25% from the prior year, also reflecting  the negative impact from foreign currency. Excluding the foreign currency impact, sales would have been down 16%.

We continue to see weakness in the commercial vehicle market especially on the engine side. Our sales into this market were down 7% versus the prior year. As Tom mentioned, we have seen a delay in launch activity as our customers are adjusting production in response to end-market demand.

Also, automotive sales were down 22%. This includes a $22 million impact from the wind-down of the BMW business. While it's a relatively small piece of our business, we continue to see an increase in off-highway, which was up 12% year-over-year.

The European gross margin declined 350 basis points on lower sales volume and launch inefficiencies. SG&A declined by $3 million, benefiting from personnel cost reductions and from foreign currency translation of $2 million.

Looking ahead, we anticipate the continuation of weak markets for autos and commercial vehicles, given the current economic situation in Europe. Turning to slide 13, we have a look at our South America segment. Sales declined in the first quarter as compared to the prior year, as we continue to see the impact of the pre-buy of commercial vehicles ahead of the January 2012 change in emissions standards.

In addition, the weakening of the Brazilian real had a significant impact on sales. On a constant-currency basis, sales would have been down 20% rather than the 35% as reported.

With that, gross margin declined 360 basis points on the lower sales volume. And again SG&A declined by $2 million due to a focus on controlling costs and including a benefit of currency translation of about $900,000.

As for the 2012 outlook, we see the volumes in our commercial vehicle market remaining down. However, our forecast includes a modest recovery later in our fiscal year. In addition, we have lowered our forecast for the agricultural equipment and aftermarket business, as our outlook now shows volumes declining 2% and 3%, respectively.

Slide 14 highlights our Asia segment, with first-quarter sales down significantly from the prior year, as order rates in the China excavator market have continued to decline sharply over the last three quarters.

We are continuing to launch new programs. These new volumes cannot offset the weakness in the excavator market, which has declined 40% year-over-year. In addition, this region is impacted by the losses of vehicular  HVAC sales which  relate to the sale of Modine Korea and a portion of the BMW wind-down. Margins were down due to lower sales volume  and also the continuing impact of converting our Shanghai plant to the new engine products facility.

As we look ahead we have lowered our outlook for India in 2012. However, the largest challenge remains our heavy reliance on excavator sales in China given the current expectation for that market.

Now turning to slide 15, we have our Commercial Products segment. As Tom mentioned, first-quarter sales were down 12% from the prior year. This was driven by lower sales in the UK, as precision air-conditioning and chillers were down 23% year-over-year.

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Our business in the UK has been challenging given the current economic environment and a slowdown due to the Summer Olympics. We expect to see market growth of 2% to 5% for our North American building HVAC products.

And with regards to the UK and the slowing economic environment, we are lowering our expectations in the server market. Last, we are very pleased to have completed the acquisition of Geofinity, a technology leader in residential and commercial heat pump systems.

Now let's turn to our fiscal 2013 guidance on slide 16. As previously guided, the first half of fiscal 2013 is proving to have difficult year-over-year comparables due to currency, economic conditions, and wind-down of programs. While we are still projecting to be in line with the EPS range of $0.60 to $0.70, there are a few critical forecast assumptions that I want to highlight.

First, we anticipate that our second quarter will be impacted by slow market demand and summer shutdowns, especially in Europe. Then we expect to see some sequential upticks in our Q3 and Q4 revenue. The biggest drivers will be higher truck launch activity in Europe, some commercial vehicle improvement in South America, and excavator market improvement in China.

In addition, the negative foreign currency comparable should diminish as we proceed  through the year.

So at this time our fiscal '13 earnings guidance calls for the following -- revenues down 5% to 10% versus the prior year; operating  income margin, excluding restructuring expense, will be in the 3.5% to 4% range; EPS in the range of $0.60 to $0.70, also excluding  restructuring  charges. And similar to this quarter, we will continue to provide summaries of our restructuring expenses and the progress on the execution of our restructuring plan in Europe.

Clearly the global economic markets are creating some volume challenges, and at the same time we are trying to roll off our remaining automotive module business. However, we have a very strong three-year order book, and all of our businesses have solid plans to hit their return on capital targets as we go forward. With that, Tom, I will turn it back to you.

Tom Burke - Modine Manufacturing Company - President,  CEO

Thanks, Mick. Please turn to page 17.

Last quarter, we outlined our near-term challenges, which have indeed turned into three significant headwinds for us. First, lower sales volumes due to economic conditions in our major markets, particularly commercial vehicles in Europe and Brazil, construction equipment in China, and the data center cooling market in the UK.

Secondly, the planned wind-down of automotive programs in Europe, North America, and China, all of which are being phased out effectively but remain a top-line challenge in the near term. And third, the continuing impact of the strengthening US dollar  on our revenues and earnings.

We knew that these conditions would lead to difficult year-over-year comparisons, and this was built into our expectation for the year. We believe these conditions will continue in the second quarter and then improve in the second half of our fiscal year. As a result, and as Mick noted, we are reaffirming the full-year guidance we provided in June.

In conclusion, I want to confirm that we remain on track and committed to our growth strategies. We have made key, important changes to strengthen our leadership team. And we are beginning to implement key aspects of our European restructuring program, a program we expect to be largely complete within the next 18 to 24 months. I am confident that by that time we will have achieved our objective, transforming our global manufacturing footprint.

Our new business launch activity is robust, and we are currently quoting a high level of new business in all of our segments. As a result, we are excited about our net new business wins, which currently total over $250 million of net new business over the next three years.

And with that, we would like to take your questions.

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QUESTIONS  AND  ANSWERS

Operator

(Operator Instructions) Ann Duignan, JPMorgan.

Mike Shlisky - JPMorgan - Analyst

Hey, guys. This is Mike Shlisky filling in for Ann this morning. How are you? So, firstly, just wanted to ask you about the North America and Europe new truck markets.

We have been hearing from some OEMs that there may be some cutbacks in production, if they haven't happened already, in I guess the calendar third quarter. There may even be some layoffs at some of those OEMs. Just wondering what you guys anticipate happening sequentially in both North America and Europe on the heavy-duty truck side.

Tom Burke - Modine Manufacturing Company - President,  CEO

Well, as I mentioned in my comments, Mike, and in last quarter, we anticipated this drop and we have lowered our expectations and leveled that out based on some of the things you just said. So we have got a run rate that has dropped down for us in starting in Q2 and balancing that through North America. So we are ready to react to any adjustments and are anticipating that we are at the right level from our standpoint.

In Europe, our smaller market  share -- as you know, we are about a 10% to 15% market share now, growing significantly. And what we are saying there is the impact  on these launches that I mentioned and Mick did as well. The ramp-up rates are slower and in some cases being slightly delayed.

So we are seeing the impact of the truck market growth in market share a little bit lower than we had anticipated coming into the year. But we have got that taken care of as far as our forecast is concerned.

Mike Shlisky - JPMorgan - Analyst

Great. If I could just perhaps follow up on that. I noticed you had some delays launching some new products over in Europe. Just wondering how much visibility you currently have on those launches and whether there could be any further delays. Or are you pretty set now with how things are going to unfold on all those new programs?

Tom Burke - Modine Manufacturing Company - President,  CEO

Well, they are rolling forward, so I mean there is no doubt that they are launching. I just think that -- and I can't speak for the OEM, but I am a sure there is a case they are looking at their balance out of inventory and trying to hit the right target volume to ramp up with.

But right now, clearly, these are -- major new program truck launches are going to proceed. I just think that they are adjusting to optimize their balance out and market demand pull.

So we don't see any, what I would call, permanent changes from those launches. They are on track, and it's just a matter of them hitting their full stride.

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Mike Shlisky - JPMorgan - Analyst

Got it. If I can just quickly ask you about your guidance, maybe a two-part question here. It appears as though you guys -- you kept your revenue and your EPS guidance the same; but you did raise your tax rate guidance. So that kind of -- if you back that out, it implies that maybe you have a better pretax income versus your previous quarter's guidance.

I was wondering if that is something  I should be reading into, or if it is just really not a very big change there. And then I guess what is your biggest risk to the full-year guidance, I guess, given what we saw so far in the first quarter?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, this is Mick speaking. We did have a small increase in our effective tax rate that -- we don't see that as the biggest driver in the year from a dollar standpoint or from an EPS standpoint. But we did bump it from 25% to 30% effective tax rate.

Your question about the biggest risk in the year is clearly -- this for us is a tale of two halves. As Tom said, we knew heading into the year; we knew Q1 and Q2 were going to be weak primarily due to foreign-currency comparables from a year ago, the wind-down of programs, and then the ramp of our other programs.

The biggest factors we really need to make sure we deliver on from our side, and we need the markets to cooperate, is we have some margin improvement in South America region in the second half of the year. That's as we have completed our restructuring in that facility there. We have completed the launch of the new aluminum products with the truck emissions standards, so we see some margin improvement in second half of the year in South America.

Tom and you were just talking about Europe. We have some modest increases in volume in Q3 and Q4 in Europe.

That is the launch volumes continuing to increase, even though they have been slower and behind schedule. We do have projections for those in the orders from the customer, that they will continue to increase volumes.

And then Asia we have got a little bit stronger Q3 and Q4 around the excavator side, and we are continuing to launch programs in Asia.

And last but not least, our Commercial Products Group is more of a seasonality, has more of a seasonality to it. So while we are looking for a little bit of uptick in the server market in the UK, they have really halted all construction in London and the UK during the Olympics. So we have had a pushout of some orders there. But also a very profitable piece of our business in our North American heating and cooling really starts to kick in this fall.

Mike Shlisky - JPMorgan - Analyst

Guys, thanks so much. That is some great detail. I will jump back in line. Appreciate it.

Operator

David Leiker, Baird.

David Leiker - Robert W. Baird - Analyst

Good morning, everyone. Mick, I want to first -- on the cash flow, great performance there. In your slide, in your comments you talked about it being more nonoperating items. But [when I take] receivables, payables, and the inventories, that net number, you are down $20 million year-over-year.

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Is that more -- is that just the revenue? It seems like it is more than just the revenue line that is being -- the weakness in the revenue line. Is there any other color you can give there?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

No. You and I have talked in the past. Most of that improvement in working capital is volume  driven. I would tell you we have got a significant focus on inventory, and actually we think we have got more room to go with regard to improving on our inventory. That did creep on us all last year with the stronger volume.

So yes, short answer is with volume, David. But we still think we have got more room to go.

David Leiker - Robert W. Baird - Analyst

Okay. Then on the capital spending line, I don't think you have put a number on in terms of what you think that is for the year.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, I think we see CapEx very similar to last year. We have been targeting $60 million to $70 million. Obviously, with volumes down we are going to focus on keeping it at the lower end of that, the lower we can.

David Leiker - Robert W. Baird - Analyst

Okay, great. Then as we look at Asia, understandably very tough end-markets there. You expected this year generally around this $100 million revenue number that you've talked about for hitting breakeven.

Given the business that you picked up, if those markets normalize I would suspect that you are above that $100 million. Is there  any -- can you give us any sense of how much above that you might be, given what the new volumes have been?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

With our order book, David?

David Leiker - Robert W. Baird - Analyst

Yes.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Is that what you are thinking?

David Leiker - Robert W. Baird - Analyst

Yes. Because if the new business you picked up, your run rate with normalized markets is north of $100 million, I would guess.

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Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, and we have talked about this on other calls that we have got three facilities in Asia; and at full capacity, we see ourselves at a $200 million run rate in that region.

You're right, we have enough order book over the next three years to approach that. We will approach our full capacity, so easily between $100 million and $200 million.

David Leiker - Robert W. Baird - Analyst

Okay. Then on the European restructuring, the $4.5 million, given it's headcount reduction I'm presuming that is all cash.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

It's -- yes, that's all cash.

David Leiker - Robert W. Baird - Analyst

And I guess as we talked about the restructuring we have focused mostly on the manufacturing operations. It looks like you are doing some fixed-cost reduction there as well from a headquarters perspective. How would you characterize that mix between those two going forward?

Tom Burke - Modine Manufacturing Company - President,  CEO

Yes, we are reshaping the base in Europe, David. So from a standpoint of our focus on being commercial truck, off-highway focused there is a different requirement as far as European headquarters. So we're going to be downsizing that facility to match accordingly with our new scope of business on an SG&A basis and then obviously the traditional manufacturing restructuring that we have talked about quite a bit. So it is a complete reshaping of European business model.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, David. When  we kicked off that project in last quarter, we looked at this as similar to the four-point plan we did for North America. Not only are we targeting the gross margin and the manufacturing that you laid out, but we have also set a target of EUR5 million to EUR7 million savings through this restructuring.

David Leiker - Robert W. Baird - Analyst

Okay. Then on Brazil, we are hearing from some of the companies involved down there that end-market kind of stabilized in terms of the demand, and the inventory has been brought to more normalized levels, that there is some sequential uptick in the production rates. Are you seeing that at all?

Tom Burke - Modine Manufacturing Company - President,  CEO

We are hearing the same things, okay? We are told to be ready for the second half of the year, and so that is why we are pretty confident about our outlook as far as sales growth. So yes, we are hearing  those same things, David, and feel good about it.

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David Leiker - Robert W. Baird - Analyst

Got it. Then one last item here. One of the big question marks in Europe beyond the end-market demand is if there is a pre-buy or not with the Euro VI. It sounds like some of these new launches are being pushed later in the year, the markets that -- your customers aren't really expecting that there is much of a pre-buy over there. Would that be a fair characterization?

Tom Burke - Modine Manufacturing Company - President,  CEO

That's fair. We are not hearing that at all. I just think they are being cautious on managing their inventory and ensuring these launches are robust, and that is everything I am picking up.

So, everything -- we are on track from all our initial engagements on production validation and stuff. We feel very confident that these are going in the right direction. We don't expect that pre-buy effect over there.

David Leiker - Robert W. Baird - Analyst

Okay, great. That's all I have right now. I will come back if I have anything else. Thanks.

Operator

Adam Brooks, Sidoti & Company.

Adam Brooks - Sidoti & Company - Analyst

Yes, good morning, guys. Just wanted to head to North America quickly. Can you maybe quantify the impact of lower material costs in the quarter?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Adam, it's hard to do, to quantify it for you. It's a fairly small impact.

The biggest driver of the margin improvement for this segment in the last three quarters and year-over-year has been the manufacturing realignment. The metals have been more stable, and with our passthrough agreements and our hedging activity it is a very small number. If I had to guess, I would say it's $1 million or less impact.

Adam Brooks - Sidoti & Company - Analyst

What utilization rates are you running at now in North America?

Tom Burke - Modine Manufacturing Company - President,  CEO

That's hard to say. Do you have a feel, Mick?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, I would guess 70%.

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Tom Burke - Modine Manufacturing Company - President,  CEO

I was going to say 80% is my --

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

We still have room to go.

Adam Brooks - Sidoti & Company - Analyst

So, I guess the question becoming, can you hit double-digit margins as the markets continue to recover over the next few years in North America?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Operating margins?

Adam Brooks - Sidoti & Company - Analyst

Yes.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, well that's our target.

Adam Brooks - Sidoti & Company - Analyst

Okay. Then quickly, looking at South America, can you maybe talk a little bit about the aftermarket? You gave a little bit of color. I know that is a nice chunk of the business down there. Can you give us a sense of where you think that goes over the next few quarters?

Tom Burke - Modine Manufacturing Company - President,  CEO

Well it's a very solid business for us, and everything says we have a leading position down there, so we anticipate that to continue to do well as the demand for servicing past model service vehicles continues. So we're going to leverage that everything it's worth.

So as far as direction, I think from a macroeconomic standpoint or a market standpoint, the big-box pressures that have hit the aftermarket segments in North America are not relevant in South America in conversations with other suppliers in that market. So we think this is going to be a stable and profitable business for us for some time.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Adam, just to add to what Tom was saying, that business ebbs and flows a little bit. What we are keeping our eye on in is in the last year, when the real strengthened, it seems like that is when there -- more competition comes in from Asia. There is a lot of protection that the Brazilian government has in place. But we found when the real really made a run, that is when there was the more competition.

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Also, believe it or not, there is some economic sensitivity to that market. There is always the replacement for an accident where you don't have a choice on your radiator. But there are a lot of people that -- it's a market where you are looking at optional repairs, and it is not a true crash and repair situation. People delay that, believe it or not, when the economic times are slow.

Adam Brooks - Sidoti & Company - Analyst

All right, great. I'll hop back in the queue. Thank you.

Operator

Ann Duignan, JPMorgan.

Mike Shlisky - JPMorgan - Analyst

Hey, guys. Mike Shlisky again. Just want to talk with you on two quick topics.

First, on your Ag outlook. I notice that you did bring down,  as you mentioned, the South America Ag outlook. I guess I was curious; given what we saw yesterday from the tractor  sales in Brazil and of course the outlook for increased planting of soybeans later on this year given the drought we have here, I was wondering  what caused you to take that outlook down a bit.

Then in North America, I was just wondering  -- what is behind your Ag outlook? Do you actually talk with the OEMs to get that? Or is that more of just a feel for how the drought might impact things?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, I will grab the South American question and then throw Tom the North America question. From South America, you are right; we were looking at a plus kind of 3% year. A little bit -- I think like everybody  else, we saw the same numbers come out that everybody did this week. Our reaction and the downgrade in our expectation of minus 2% was really based on the severe weakness we saw in our Q1.

Obviously, we are coming up right on another forecast cycle in August that we do every month. We are going to roll in any new news we have. But I think ours was a reaction to how slow things were in the June quarter.

Tom, on North America?

Tom Burke - Modine Manufacturing Company - President,  CEO

Yes, North America really is the OEs signaling. There has been a couple that signaled risk. One I think was down 5% potentially as a risk, and one just cautioned.

So I think that we are just preparing for that. That is all we have picked up on that.

Mike Shlisky - JPMorgan - Analyst

Great. If I can just follow up with you on a second topic, and that is your outlook that you mentioned in India. That was also down a bit. Just wondering if you can give a little more color on what is going on over there, both with your business and just maybe the overall market.

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What has changed over the last couple of months? It seems relatively steady, but I want to know what your thoughts are.

Tom Burke - Modine Manufacturing Company - President,  CEO

Well, you know in India we have a multiple market approach. We have both off-highway and commercial truck in our focus. The truck launches that we have been on have just been slow to come together.

I think during the recession there was delays in launches at a couple  OE programs. There is a major European  OE that is launching now that we have some excitement about supporting, and we will see where those volumes materialize  later in this calendar year. But everything  has just kind of hit a slowdown mode the last couple of years from launching.

On the off-highway side their mechanization flow is growing as they are going to larger pieces of equipment. And we are -- have business going in, let's say, in the same more traditional excavator market and wheel loader business that again is getting off the ground but just kind of slow to materialize. So it just feels like on every front in India there is this slowness of them coming together.

Mike Shlisky - JPMorgan - Analyst

Got it. Thank you.

Tom Burke - Modine Manufacturing Company - President,  CEO

This economy is challenged right now. We have all read about, so on top of those things. So I think there is a challenged market demand out there for India as well.

Mike Shlisky - JPMorgan - Analyst

Sure, thanks.  Yes, thanks,  got it. Thanks again. Appreciate it.

Operator

(Operator Instructions) David Leiker, Baird.

David Leiker - Robert W. Baird - Analyst

Hey, Mick, as we see these automotive revenues wind down, the look, the bit in North America and also in Europe, is there an inflection point at some point that we see the margin impact of that in the numbers? I realize the end-markets are volatile and that may just -- the visibility may be somewhat clouded on that.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

You're thinking about like a mix up in margins?

David Leiker - Robert W. Baird - Analyst

Right.

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Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes. I think other than we absorbed a pretty big hit this quarter in North America on the wind-down of the auto and on the military program, I was just grabbing my notes to make sure I give you the right number. But we had it in there. That was $10 million; and we were talking about a $15 million negative for the year. So $10 million of it we took in Q1 here.

But we have got most of the manufacturing right-sized in North America, so I would say we are not going to see a lot of additional margin improvement there just from those issues.

In Europe is the big question. We have a more even ramp, about EUR10 million to EUR12 million every quarter BMW this year. The issue there is, while it's low margin, those are fairly dedicated facilities. And this restructuring, in the second leg of our restructuring, we will really need to come up with strategies to address those manufacturing facilities.

We are putting the truck volume and the heavy-duty volume in different locations for many parts. So we are adding capacity to support heavy-duty applications; and at the same time as the automotive winds down we will have to come up with our strategies to take those fixed costs out, before you will see the margin improvement, David.

Tom Burke - Modine Manufacturing Company - President,  CEO

And, David, those are exactly the options I referred to in my comments that are being evaluated fully right now and vetted out with all the right constituents we need to do that with, that we anticipate completing that over the next 18 months or so.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

I don't think you will see a short answer this year. You aren't going to see much margin improvement just from the auto wind-down.

David Leiker - Robert W. Baird - Analyst

So that will potentially get worse before it gets better?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

No, I don't think materially. Every quarter this winds down is becoming less of an impact.

David Leiker - Robert W. Baird - Analyst

Okay. Then as we look at your second quarter versus the first quarter, it looks like currency is going to be worse; North America truck is going to be worse. But it sounds like most of the other markets sequentially here in Q2 aren't a whole lot different than Q1. Is that fair?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, I think the best way and the way we are looking and trying to guide for Q2 is it's going to be very similar to Q1. A lot of moving pieces, but you nailed them.

We are not out of the currency issue. We are not out of a lot of the market weakness. And we still have some wind-down. So it's going to be a very similar quarter to Q1.

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David Leiker - Robert W. Baird - Analyst

Okay, great. Then one last item. I don't know if this is Tom or Mick; but out of the slides from your shareholders meeting, the future earnings potential one at the back end of that, to hit that 11% return on capital there is a 5% to 7% margin target in there. Somehow I have a recollection that that number was higher in the past.

Has there been a trade-off between the margin and the capital turn in there? Or am I just not recalling that correctly?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

No, I think we will take another look at it and make sure we are comparing apples to apples for you. I think what we are trying to do is say, step one, we absolutely need to get to --to get to 11% to 12% we just need to get our margin to that 5% to 7%.

And per the question earlier, do we think we can go higher beyond that? Absolutely.

So that was kind of meant to be -- next step for us in the next couple years is to get to that target, then we would like to go higher. It is possible; we have before. It was just a little bit more of our long-term vision in the Company.

David Leiker - Robert W. Baird - Analyst

Okay, great. Thank you much.

Operator

There are no further questions. I would now like to turn the call back over to Ms. Kathy Powers for closing remarks.

Kathy Powers - Modine Manufacturing Company - VP, Treasurer,  IR

Thank you, Robin. This concludes today's call. Thank you for joining us this morning. Goodbye.

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